UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2026

BLUE OWL TECHNOLOGY FINANCE CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-55977	83-1273258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue
New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OTF	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On May 21, 2026 (the “Closing Date”), Athena Funding III LLC (“Athena Funding III”), a Delaware limited liability company and a subsidiary of Blue Owl Technology Finance Corp., a Maryland corporation (the “Company” or “us”) entered into a Loan Financing and Servicing Agreement (the “LFSA”), with Athena Funding III, as borrower, Deutsche Bank AG, New York Branch, as facility agent, State Street Bank and Trust Company, as collateral agent and as collateral custodian, the Company, as equityholder and as services provider, and the lenders party thereto.

From time to time, the Company expects to sell and contribute certain investments to Athena Funding III pursuant to a Sale and Contribution Agreement by and between the Company and Athena Funding III. No gain or loss will be recognized as a result of the contribution. Proceeds from the LFSA will be used to finance the origination and acquisition of eligible assets by Athena Funding III, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Athena Funding III through its ownership of Athena Funding III. The initial maximum principal amount which may be borrowed under the Credit Facility is $150 million, subject to increase up to $250 million; the availability of this amount is subject to a borrowing base test, which is based on the value of Athena Funding III’s assets from time to time, and satisfaction of certain conditions, including interest spread and weighted average coupon tests, certain concentration limits, collateral quality tests and a minimum equity condition.

The LFSA provides for the ability to draw and redraw revolving loans under the LFSA for a period of up to three years after the Closing Date (the “Revolving Period”). Unless otherwise terminated, the LFSA will mature on May 21, 2031 (the “Facility Termination Date”). Prior to the Facility Termination Date, proceeds received by Athena Funding III from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company or reinvested to purchase new assets, subject to certain conditions. On the Facility Termination Date, Athena Funding III must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company. The credit facility may be permanently reduced, in whole or in part, at the option of Athena Funding III subject to payment of a premium for a period of time.

Amounts drawn bear interest at a reference rate (initially SOFR) plus a spread of 2.10% per annum during the Revolving Period (with an additional 0.15% per annum after the end of the Revolving Period). The undrawn amount of the revolving commitment not subject to such spread payment is subject to an undrawn fee of 0.25% per annum. In addition, a make-whole fee is payable during the Revolving Period based on the excess of a specified percentage of the aggregate commitments over the daily average advances outstanding. Certain additional fees are payable to Deutsche Bank AG, New York Branch as facility agent.

The LFSA contains customary covenants, including certain maintenance covenants, and events of default. The LFSA is secured by a perfected first priority security interest in the assets of Athena Funding III and on any payments received by Athena Funding III in respect of those assets. Assets pledged to the lenders will not be available to pay the debts of the Company.

Borrowings of Athena Funding III are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the LFSA and is qualified in its entirety by reference to the agreements which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Loan Financing and Servicing Agreement, dated as of May 21, 2026, among Athena Funding III LLC, as Borrower, Blue Owl Technology Finance Corp., as Equityholder and Services Provider, the Lenders from time to time parties thereto, Deutsche Bank, AG, New York Branch, as Facility Agent, the other Agents parties thereto and State Street Bank and Trust Company, as Collateral Agent and Custodian.

10.2	Sale and Contribution Agreement, dated as of May 21, 2026, between Blue Owl Technology Finance Corp., as Seller and Athena Funding III, LLC, as Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Owl Technology Finance Corp.

Date: May 28, 2026	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Chief Operating Officer